Exhibit 99.1

Contact: Clyde Preslar
(919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER AND FISCAL 2014 RESULTS

Cary, North Carolina, December 9, 2014 - The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal fourth quarter and fiscal year ended September 25, 2014.

Fourth Quarter Summary:

•
Net income was $14.7 million or $0.63 per diluted share. This compares to net income of $1.0 million or $0.04 per share in last year's fourth quarter. Excluding the impact of impairment charges, net income for the fourth quarter of fiscal 2014 was $15.4 million, or $0.66 per diluted share, compared to net income of $1.4 million, or $0.06 per share, in the prior year (see reconciliation below).

•	Adjusted EBITDA was $71.1 million, up from $49.0 million in the prior year quarter.

•	Comparable store merchandise revenue increased 2.5%.

•
Merchandise gross margin increased to 35.2% from 34.3%. Excluding the adjustment for our last-in, first out (LIFO) merchandise inventory method which was $5.6 million in the fourth quarter of fiscal 2014 versus $2.5 million in the fourth quarter of fiscal 2013, merchandise gross margin increased to 34.0% from 33.8%.

•
Fuel gross profit increased to $57.7 million from $47.8 million a year ago as retail fuel margin per gallon increased to $0.133 from $0.107 in the prior year quarter. Comparable store fuel gallons sold declined 2.5%.

•
Store operating and general and administrative expenses were $156.6 million compared to $162.0 million a year ago. Favorable actuarial adjustments to our self-insurance reserves were $1.9 million, $700 thousand more than the adjustments in the fourth quarter of fiscal 2013. During the prior year quarter, the company accrued $3.1 million and $1.5 million, respectively, for a litigation matter and strategy consulting costs.

•	The effective tax rate for the fourth quarter of fiscal 2014 was 31.6%.

Fiscal Year 2014 Summary:

•
Net income was $13.2 million or $0.57 per share. This compares to net loss of $3.0 million or $0.13 per share in the last fiscal year. Excluding the impact of impairment charges, net income for fiscal 2014 was $15.7 million, or $0.68 per diluted share, compared to net loss of $0.1 million, or $0.00 per diluted share, in the prior year (see reconciliation below).

•	Adjusted EBITDA was $220.9 million, up from $202.4 million for the prior fiscal year.

•	Comparable store merchandise revenue increased 2.6%.

•
Merchandise gross margin increased to 34.2% from 34.0%. Excluding adjustments for our last-in, first out (LIFO) method for merchandise inventory which was $4.1 million in fiscal 2014 versus $0.4 million in fiscal 2013, merchandise gross margin declined to 33.9% from 34.0%.

•
Fuel gross profit increased to $203.8 million, from $199.3 million a year ago as retail fuel margin per gallon increased to $0.122 from $0.115 a year ago. Comparable store fuel gallons sold declined 2.9%.

•
Store operating and general and administrative expenses were $609.8 million compared to $609.0 million a year ago. Favorable adjustments to our self-insurance reserves were $6.2 million, $1.0 million less than the adjustments in fiscal 2013.

•
The effective tax rate for fiscal 2014 was 32.0% compared to 65.8% in fiscal 2013 due to an increase in pre-tax income which lessened the impact of work opportunity credits in fiscal 2014 compared to fiscal 2013.

President and Chief Executive Officer Dennis G. Hatchell said, "We were pleased with our fourth quarter as we grew merchandise and fuel gross profit while controlling expenses. Improved merchandising effectiveness and a 4.5% increase in sales per customer drove our 2.5% increase in comparable store merchandise sales. We have now had positive comparable store merchandise sales in 11 out of our last 12 quarters. Overall fuel performance was encouraging as our balanced approach led to an increase in fuel gross profit. Our team is working to build on all of these results in fiscal 2015.”

Fiscal 2015 Outlook

The Company announced the following guidance ranges for its expected performance in fiscal 2015, which is a 52-week fiscal year:

	Q1 FY14	Q1 FY15 Guidance(1)		FY14	FY15 Guidance(1)
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)	$0.441	$0.448	$0.453	$1.84	$1.85	$1.88

Merchandise gross margin	33.5%	33.4%	33.9%	34.2%	33.9%	34.3%

Retail fuel gallons (B)	0.409	0.414	0.419	1.65	1.63	1.66

Retail fuel margin per gallon	$0.118	$0.150	$0.160	$0.122	$0.118	$0.138

Store operating and general and administrative expenses ($M)	$154	$152	$156	$610	$622	$632

Depreciation & amortization ($M)	$29	$25	$27	$112	$105	$110

Effective corporate tax rate	39.2%	38.0%	39.0%	32.0%	38.0%	39.0%

Interest expense ($M)	$21	$21	$22	$85	$83	$85

Capital expenditures, net ($M)	$30	$17	$20	$102	$127	$137

(1) Fiscal 2015 guidance assumes closure of approximately 40-50 stores

Conference Call
Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Tuesday, December 9, 2014 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through the Investors section of the Company's website at www.thepantry.com. A slide presentation for the conference call will also be available for download at the investor section of our website. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America ("GAAP") and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company's business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets. Adjusted EBITDA does not include impairment of long-lived assets and other charges. The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets. Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company's remaining stores.

Net Income and Net Income Per Share Excluding Certain Items

In addition to net income and net income per share presented in accordance with GAAP, the Company has also presented net income and net income per share excluding the after-tax impact of non-cash charges related to impairment. Management believes that investors find this information useful as a reflection of the Company's underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry. Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company's historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of December 9, 2014, the Company operated 1,513 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the Company's anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing and merchandising strategies and their anticipated impact and our intentions with respect to acquisitions, the construction of new stores, including additional quick service restaurants, and the remodeling and addition of new equipment and products to our existing stores. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives, its store remodel program and the addition of new equipment and products to our existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to identify suitable acquisition targets and to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; and unanticipated legal and other expenses. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of December 9, 2014. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended		Fiscal Year Ended
	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013
Revenues:
Merchandise	$483,545	$475,608	$1,834,929	$1,800,001
Fuel	1,471,714	1,546,272	5,710,735	6,021,954
Total revenues	1,955,259	2,021,880	7,545,664	7,821,955
Costs and operating expenses:
Merchandise cost of goods sold	313,501	312,371	1,208,027	1,187,870
Fuel cost of goods sold	1,414,051	1,498,446	5,506,919	5,822,688
Store operating	128,999	132,506	505,916	504,315
General and administrative	27,634	29,532	103,912	104,711
Impairment charges	1,153	727	3,971	4,681
Depreciation and amortization	27,346	30,154	112,240	117,724
Total costs and operating expenses	1,912,684	2,003,736	7,440,985	7,741,989
Income from operations	42,575	18,144	104,679	79,966
Other expenses:
Interest expense	21,145	21,561	85,226	88,779
Total other expenses	21,145	21,561	85,226	88,779
Income (loss) before income taxes	21,430	(3,417)	19,453	(8,813)
Income tax expense (benefit)	6,775	(4,389)	6,229	(5,801)
Net income (loss)	$14,655	$972	$13,224	$(3,012)

Earnings (loss) per diluted share:
Earnings (loss) per diluted share	$0.63	$0.04	$0.57	$(0.13)
Weighted average and potential dilutive shares outstanding	23,149	22,884	23,004	22,691

Selected financial data:
Adjusted EBITDA	$71,074	$49,025	$220,890	$202,371
Payments made for lease finance obligations	$13,161	$13,078	$52,799	$51,767
Merchandise gross profit	$170,044	$163,237	$626,902	$612,131
Merchandise margin	35.2%	34.3%	34.2%	34%
Retail fuel data:
Gallons	428,252	441,124	1,650,551	1,708,167
Margin per gallon (1)	$0.133	$0.107	$0.122	$0.115
Retail price per gallon	$3.39	$3.45	$3.41	$3.46
Total fuel gross profit	$57,663	$47,826	$203,816	$199,266

Comparable store data:
Merchandise sales %	2.5%	2.0%	2.6%	0.9%
Retail fuel gallons %	(2.5)%	(2.5)%	(2.9)%	(4.8)%

Number of stores:
End of period	1,518	1,548	1,518	1,548
Weighted-average store count	1,524	1,557	1,534	1,567

(1) Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 25, 2014	September 26, 2013
ASSETS
Cash and cash equivalents	$81,652	$57,168
Receivables	65,666	64,936
Inventories	133,904	132,229
Prepaid expenses and other current assets	17,593	19,120
Deferred income taxes	35,836	26,186
Total current assets	334,651	299,639

Property and equipment, net	873,197	902,796
Goodwill and other intangible assets	440,628	440,982
Other noncurrent assets	85,278	79,297
Total assets	$1,733,754	$1,722,714

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$2,715	$2,550
Current maturities of lease finance obligations	11,555	11,018
Accounts payable	149,388	153,693
Other accrued liabilities	104,617	114,400
Total current liabilities	268,275	281,661

Long-term debt	496,063	498,414
Lease finance obligations	423,073	434,022
Deferred income taxes	83,545	66,670
Deferred vendor rebates	8,629	10,152
Other noncurrent liabilities	114,712	108,096
Total shareholders' equity	339,457	323,699
Total liabilities and shareholders' equity	$1,733,754	$1,722,714

The Pantry, Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Three Months Ended		Fiscal Year Ended
	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013

Adjusted EBITDA	$71,074	$49,025	$220,890	$202,371
Impairment charges	(1,153)	(727)	(3,971)	(4,681)
Interest expense	(21,145)	(21,561)	(85,226)	(88,779)
Depreciation and amortization	(27,346)	(30,154)	(112,240)	(117,724)
Income tax (provision) benefit	(6,775)	4,389	(6,229)	5,801
Net income (loss)	$14,655	$972	$13,224	$(3,012)

Adjusted EBITDA	$71,074	$49,025	$220,890	$202,371
Interest expense	(21,145)	(21,561)	(85,226)	(88,779)
Income tax (provision) benefit	(6,775)	4,389	(6,229)	5,801
Stock-based compensation expense	973	390	3,322	2,738
Changes in operating assets and liabilities	7,526	17,377	(7,432)	5,317
Benefit for deferred income taxes	6,490	(4,641)	6,546	(5,697)
Other	1,242	2,019	4,997	6,360
Net cash provided by operating activities	$59,385	$46,998	$136,868	$128,111

Additions to property and equipment, net	$(24,306)	$(27,923)	$(96,834)	$(82,939)
Acquisitions of businesses, net	—	(1,221)	—	(1,723)
Net cash used in investing activities	$(24,306)	$(29,144)	$(96,834)	$(84,662)

Net cash used in financing activities	$(3,432)	$(4,833)	$(15,550)	$(75,456)

Net increase (decrease) in cash	$31,647	$13,021	$24,484	$(32,007)

	Three Months Ended
	September 25, 2014			September 26, 2013
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Income (loss), as reported	$21,430	$14,655	$0.63	$(3,417)	$972	$0.04
Impairment charges	1,153	708	0.03	727	446	0.02
Income (loss), as adjusted	$22,583	$15,363	$0.66	$(2,690)	$1,418	$0.06

	Fiscal Year Ended
	September 25, 2014			September 26, 2013
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Income (loss), as reported	$19,453	$13,224	$0.57	$(8,813)	$(3,012)	$(0.13)
Impairment charges	3,971	2,438	0.11	4,681	2,874	0.13
Income (loss), as adjusted	$23,424	$15,662	$0.68	$(4,132)	$(138)	$—